Exhibit 8.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

October 10, 2014

QVC, Inc.
1200 Wilson Drive
West Chester, Pennsylvania 19380

Ladies and Gentlemen:

We are acting as counsel to QVC, Inc., a Delaware corporation (“QVC”) and the guarantors listed on Schedule I attached hereto in connection with QVC’s offer to exchange (the “Exchange Offer”) (i) $600,000,000 principal amount of 4.45% Senior Secured Notes due 2025 (the “2025 Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Act”) and (ii) $400,000,000 principal amount of 5.45% Senior Secured Notes due 2034 (the “2034 Exchange Notes”, and together with the 2025 Exchange Notes, the “Exchange Notes”) that have been registered under the Act for any and all of (i) the outstanding $600,000,000 principal amount of 4.45% Senior Secured Notes due 2025 issued on August 21, 2014 that have not been registered under the Act (the “2025 Original Notes”) and (ii) the outstanding $400,000,000 principal amount of 5.45% Senior Secured Notes due 2034 issued on August 21, 2014 that have not been registered under the Act (the “2034 Original Notes”, and together with the 2025 Original Notes, the “Original Notes”), pursuant to (i) the Registration Statement on Form S-4 (the “Registration Statement”) as filed by QVC on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Act, and (ii) the related prospectus (the “Prospectus”) that forms a part of the Registration Statement.

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus under the caption “Material U.S. federal income  and estate tax consequences,” we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material U.S. federal income tax consequences relating to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of the Exchange Notes.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.

Schedule I

List of Guarantors

Subsidiary	Jurisdiction of Formation
Affiliate Investment, Inc.	Delaware
Affiliate Relations Holdings, Inc.	Delaware
AMI 2, Inc.	Delaware
ER Marks, Inc.	Delaware
QVC International LLC	Delaware
QVC Rocky Mount, Inc.	North Carolina
QVC San Antonio, LLC	Texas